The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated December 21, 2017.

Preliminary Pricing Supplement No. U2526

To the Underlying Supplement dated June 30, 2017,
Product Supplement No. I−B dated June 30, 2017,
Prospectus Supplement dated June 30, 2017 and
Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 December 21, 2017

Financial Products

$ 9.50% per annum Callable Yield Notes due June 28, 2019 Linked to the Performance of the Lowest Performing of the Russell 2000® Index and the PHLX Semiconductor Sector IndexSM

•	The securities do not guarantee any return of principal at maturity.

•	Subject to Early Redemption, we will pay a coupon on each Coupon Payment Date at a Coupon Rate that is expected to be 9.50% per annum (to be determined on the Trade Date). Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.

•	We may redeem the securities, in whole but not in part, on any Coupon Payment Date scheduled to occur on or after June 29, 2018 but prior to the Maturity Date. No further payments will be made following an Early Redemption.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment, excluding coupons on the securities, if a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

•	Senior unsecured obligations of Credit Suisse maturing June 28, 2019. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities are expected to price on or about December 26, 2017 (the “Trade Date”) and are expected to settle on or about December 29, 2017 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $993.75 per $1,000 principal amount of securities, and CSSU or any other agent will forgo any fees with respect to such sales.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $6.25 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $950 and $980 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

December  , 2017

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Russell 2000® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement. For more information on the PHLX Semiconductor Sector IndexSM, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Knock-In Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Knock-In Level
Russell 2000® Index	RTY <Index>		(Approximately 65% of Initial Level)
PHLX Semiconductor Sector IndexSM	SOX <Index>		(Approximately 65% of Initial Level)

Coupon Rate:	Subject to Early Redemption, the Coupon Rate is expected to be 9.50% per annum (to be determined on the Trade Date). Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.
Coupon Payment Dates:	Subject to Early Redemption, coupons will be paid on March 29, 2018, June 29, 2018, September 28, 2018, December 31, 2018, March 29, 2019 and the Maturity Date, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted in respect of any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. No coupons will be payable following an Early Redemption. Coupons will be payable on the applicable Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the coupon payable on the Early Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Early Redemption Amount or the Redemption Amount, as applicable, is payable.
Redemption Amount:	At maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. Subject to Early Redemption, for each $1,000 principal amount of securities you hold, the Redemption Amount will be determined as follows:

•	If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal $1,000. Therefore, unless the Final Level of each of the Underlyings is greater than or equal to its Initial Level, the Redemption Amount will be less than $1,000. You could lose your entire investment.
•	If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of any Underlying.

Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:	The Issuer may redeem the securities in whole, but not in part, on any Coupon Payment Date scheduled to occur on or after June 29, 2018 but prior to the Maturity Date, upon notice to the trustee on or before the immediately preceding Early Redemption Notice Date for $1,000 for each $1,000 principal amount of the securities (the “Early Redemption Amount”), together with the coupon payable on that Coupon Payment Date (the “Early Redemption Date”). No further payments will be made in respect of the securities. Payment will be made in respect of the Early Redemption on the Coupon Payment Date immediately following the relevant Early Redemption Notice Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption Notice Dates:	Notice of Early Redemption will be provided prior to the relevant Coupon Payment Date on or before June 26, 2018, September 25, 2018, December 26, 2018 or March 26, 2019, as applicable, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Knock-In Event:	A Knock-In Event will occur if, on any trading day during the Observation Period, the closing level of any Underlying is less than its Knock-In Level.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level—Initial Level Initial Level
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:	June 25, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	June 28, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22550W2T3

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

•	Product Supplement No. I−B dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and, in the case of the tables, total payments over the term of the securities. The tables and examples below assume that (i) the Coupon Rate is 9.50% per annum, (ii) the securities are not redeemed prior to maturity, (iii) the term of the securities is exactly one year and six months and (iv) the Knock-In Level for each Underlying is 65% of the Initial Level of such Underlying. The actual Coupon Rate and Knock-In Levels will be determined on the Trade Date. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual coupon.

The hypothetical Redemption Amounts and total coupons set forth below are for illustrative purposes only. The actual Redemption Amount will depend on whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: A Knock-In Event has not occurred.

Percentage Change from the Initial Level to the Final Level for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities	Total Coupons per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
100%	0%	$1,000	$142.50	$1,142.50
90%	0%	$1,000	$142.50	$1,142.50
80%	0%	$1,000	$142.50	$1,142.50
70%	0%	$1,000	$142.50	$1,142.50
60%	0%	$1,000	$142.50	$1,142.50
50%	0%	$1,000	$142.50	$1,142.50
40%	0%	$1,000	$142.50	$1,142.50
30%	0%	$1,000	$142.50	$1,142.50
20%	0%	$1,000	$142.50	$1,142.50
10%	0%	$1,000	$142.50	$1,142.50
0%	0%	$1,000	$142.50	$1,142.50
−10%	−10%	$1,000	$142.50	$1,142.50
−20%	−20%	$1,000	$142.50	$1,142.50
−30%	−30%	$1,000	$142.50	$1,142.50
−35%	−35%	$1,000	$142.50	$1,142.50

Table 2: A Knock-In Event DOES occur.

Percentage Change from the Initial Level to the Final Level for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities	Total Coupons per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
100%	0%	$1,000	$142.50	$1,142.50

90%	0%	$1,000	$142.50	$1,142.50
80%	0%	$1,000	$142.50	$1,142.50
70%	0%	$1,000	$142.50	$1,142.50
60%	0%	$1,000	$142.50	$1,142.50
50%	0%	$1,000	$142.50	$1,142.50
40%	0%	$1,000	$142.50	$1,142.50
30%	0%	$1,000	$142.50	$1,142.50
20%	0%	$1,000	$142.50	$1,142.50
10%	0%	$1,000	$142.50	$1,142.50
0%	0%	$1,000	$142.50	$1,142.50
−10%	−10%	$900	$142.50	$1,042.50
−20%	−20%	$800	$142.50	$942.50
−30%	−30%	$700	$142.50	$842.50
−40%	−40%	$600	$142.50	$742.50
−50%	−50%	$500	$142.50	$642.50
−60%	−60%	$400	$142.50	$542.50
−70%	−70%	$300	$142.50	$442.50
−80%	−80%	$200	$142.50	$342.50
−90%	−90%	$100	$142.50	$242.50
−100%	−100%	$0	$142.50	$142.50

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has occurred because, on a trading day during the Observation Period, the closing level of an Underlying is less than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
RTY	60% of Initial Level	70% of Initial Level
SOX	100% of Initial Level	110% of Initial Level

Because the closing level of RTY on a trading day during the Observation Period is less than its Knock-In Level, a Knock-In Event has occurred. RTY is also the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) −30%
	=	−30%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.70
	=	$700

Even though the Final Level of SOX is above its Initial Level, you will not participate in such appreciation and your return will be based solely on the Lowest Performing Underlying.

Example 2: The Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has occurred because, on a trading day during the Observation Period, the closing level of an Underlying is less than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
RTY	80% of Initial Level	80% of Initial Level

SOX	60% of Initial Level	110% of Initial Level

Because the closing level of SOX on a trading day during the Observation Period is less than its Knock-In Level, a Knock-In Event has occurred. RTY is the Lowest Performing Underlying, even though its closing level on any trading day during the Observation Period is never less than its Knock-In Level.

Therefore, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) −20%
	=	−20%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.80
	=	$800

Even though the Final Level of SOX is above its Initial Level, you will not participate in such appreciation and your return will be based solely on the Lowest Performing Underlying.

Example 3: The Final Level of each Underlying is greater than its Initial Level and a Knock-In Event has occurred because, on a trading day during the Observation Period, the closing level of an Underlying is less than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
RTY	50% of Initial Level	120% of Initial Level
SOX	90% of Initial Level	110% of Initial Level

Because the closing level of RTY on a trading day during the Observation Period is less than its Knock-In Level, a Knock-In Event has occurred. Even though a Knock-In Event has occurred, the Redemption Amount equals $1,000 because the Final Level of each Underlying is greater than its Initial Level. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Example 4: The Final Level of each Underlying is greater than its Initial Level and a Knock-In Event has not occurred because, on every trading day during the Observation Period, the closing level of every Underlying is equal to or greater than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
RTY	90% of Initial Level	110% of Initial Level
SOX	80% of Initial Level	105% of Initial Level

Because the closing level of each Underlying on any trading day during the Observation Period was never less than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Example 5: The Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred because, on every trading day during the Observation Period, the closing level of every Underlying is equal to or greater than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
RTY	80% of Initial Level	80% of Initial Level

SOX	80% of Initial Level	90% of Initial Level

Because the closing level of each Underlying on any trading day during the Observation Period was never less than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not redeemed prior to maturity, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any coupons. If, on any trading day during the Observation Period, the closing level of any Underlying is less than its Knock-In Level and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than its Knock-In Level on any trading day during the Observation Period and its Final Level could be below its Initial Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Knock-In Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, relatively lower Knock-In Levels may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	AT MATURITY OR UPON EARLY REDEMPTION, THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE FINAL COUPON — At maturity or upon Early Redemption, the securities will not pay more than the principal amount plus the final coupon, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. The maximum amount payable with respect to the securities (excluding coupons) is $1,000 for each $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH EXPOSES

YOU TO REINVESTMENT RISK — Market events could affect our decision to redeem the securities. For example, it is more likely that Credit Suisse will redeem the securities prior to the Maturity Date at a time when Credit Suisse believes it will be likely to pay coupons over the term of the securities and could issue a comparable debt security with a lower contingent coupon rate. If we redeem the securities prior to maturity, you may not be able to invest in other securities with a similar level of risk that offer the same coupon rate as the securities.

•	AN EARLY REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Early Redemption on any Coupon Payment Date scheduled to occur on or after June 26, 2018 but prior to the Maturity Date, upon notice to the trustee on or before the immediately preceding Early Redemption Notice Date. If the securities are redeemed prior to the Maturity Date, you will receive a cash payment equal to the principal amount of your securities and the coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to be paid coupons from the date of Early Redemption to the scheduled Maturity Date.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that a Knock-In Event has occurred with respect to at least one of the Underlyings. Furthermore, if a Knock-In Event has occurred, you also assume the risk that the Final Level of at least one of the Underlyings will be less than its Initial Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•	The Stocks Included in THE PHLX Semiconductor sector indexSM are Concentrated in One Particular Sector — All of the stocks included in the PHLX Semiconductor Sector IndexSM are issued by companies in a single sector. As a result, the stocks that will determine the performance of the PHLX Semiconductor Sector IndexSM are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks included in the PHLX Semiconductor Sector IndexSM, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The Russell 2000® Index

For additional information on the Russell 2000® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The PHLX Semiconductor Sector IndexSM

We have derived all information contained in this pricing supplement regarding the PHLX Semiconductor SectorSM Index (the “PHLX Index”), including, without limitation, information concerning its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by, Nasdaq OMX (“OMX”). The PHLX Index is calculated, maintained and published by OMX. OMX has no obligation to continue to publish, and may discontinue or suspend the publication of, the PHLX Index at any time. The PHLX Index is reported by Bloomberg L.P. under the ticker symbol “SOX.”

The PHLX Index is a modified capitalization-weighted index that is designed to track the performance of a set of companies that are engaged in the design, distribution, manufacture and sale of semiconductors. The level of the PHLX Index equals the aggregate value of the share weights for each of the securities included in the PHLX Index (the “Index Weights”) multiplied by each such security’s last sale price on its primary U.S. listing market and divided by the divisor of the PHLX Index (adjustments to the divisor are described below.) The divisor serves the purpose of scaling the level of the PHLX Index to a lower order of magnitude, which is more desirable for reporting purposes. The PHLX Index was initially calculated on December 1, 1993 at a base level of 100.00, as adjusted.

The level of the PHLX Index is calculated in accordance with the following formula:

Aggregate Adjusted Market Value

Divisor

The PHLX Index is a price return index, which is ordinarily calculated without regard to cash dividends on securities included in the PHLX Index, but does reflect extraordinary cash dividends.

Index Eligibility

Only specific types of securities are eligible for inclusion in the PHLX Index, including common stock, ordinary shares, american depository receipts, and shares of beneficial interest or limited partnership interests. Only one class of security is eligible for inclusion per issuer; if an issuer has multiple securities, the security with the largest market capitalization will be selected for possible inclusion. In addition, to be eligible for inclusion in the PHLX Index, a security must:

•	be listed on The Nasdaq Stock Market, the New York Stock Exchange or NYSE American;

•	be issued by a company whose primary business is involved in the design, distribution, manufacture and sale of semiconductors as classified under the Industry Classification Benchmark (ICB) code 9576 published by FTSE International Limited;

•	have a minimum market capitalization of at least $100 million;

•	have traded at least 1.5 million shares in each of the last six months;

•	have listed options on a recognized options market in the U.S. (or be eligible for listed-options trading on such a market);

•	be issued by a company that is not currently in bankruptcy proceedings;

•	be issued by a company that has not entered into a definitive agreement (or other arrangement) that would likely result in the security no longer being eligible for inclusion;

•	be issued by a company that has currently withdrawn an audit opinion from its annual financial statements; and

•	have “seasoned” on a recognized market for at least 3 months.

The securities included in the PHLX Index are evaluated annually in September, at which time the above eligibility criteria are applied using market data as of the end of July. Eligible securities that satisfy the criteria are then ranked by market capitalization. The top 30 securities ranked by market capitalization are included in the PHLX Index. Security additions and deletions are made effective after the close of trading on the third Friday in September.

Additionally, if, at any time other than during such annual review, a security included in the PHLX Index is determined to have become ineligible for continued inclusion in the PHLX Index, or at the end of January, April, July or October does not have a last sale price of $3.00, such security will be replaced with the largest market capitalization security not currently included in the PHLX Index that satisfies the above eligibility criteria as well as the $3.00 last sale price. Ordinarily, a security will be removed from the PHLX Index at its last sale price. If, however, at the time of its removal a security is halted from trading on its primary U.S. listing market and an official closing price cannot readily be determined, then such security may, in OMX’s discretion, be removed at a zero price. The zero price will be applied to such security after the close of the market but prior to the time that the official closing level of the PHLX Index is disseminated.

Index Maintenance

Changes in the level of the PHLX Index and/or the Index Weights that are driven by corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances, are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated through the end of February, May, August and November and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December, respectively. The Index Weights are adjusted by the same percentage amount by which the total shares outstanding have changed.

A special cash dividend announced by the listing exchange will result in an adjustment to the last sale price of a security included in the PHLX Index prior to market open on the ex-date for the special amount distributed. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

Ordinarily, whenever there is a change in Index Weights, a change in a security included in the PHLX Index or a change in the price of such a security due to spin-offs, rights issuances or special cash dividends as mentioned above, the divisor is adjusted to ensure that there is no discontinuity in the level of the PHLX Index that might otherwise be caused by any such change. All changes are announced in advance and are reflected in the PHLX Index prior to the opening of markets on the effective date.

Index Rebalancing

The PHLX Index employes a modified market capitalization weighting methodology. On a quarterly basis, the PHLX Index is rebalanced such that (1) the maximum weight of any security included in the PHLX Index does not exceed 8% and (2) no more than five securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities included in the PHLX Index. If, after redistribution, any of the five highest-ranked securities included in the PHLX Index are weighted below 8%, those securities are not capped. Next, any remaining securities included in the PHLX Index in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities included in the PHLX Index. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each security included in the PHLX Index, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November. Index Weights are then calculated by multiplying the weight of the security derived above by the new level of the PHLX Index and dividing the modified market capitalization for each security included in the PHLX Index by its corresponding last sale price. The changes become effective after trading on the third Friday in March, June, September and December.

OMX may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure the integrity of the PHLX Index.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 3, 2012 through December 20, 2017. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Russell 2000® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement. For additional information on the PHLX Semiconductor Sector IndexSM, see “The Underlyings” herein.

The closing level of the Russell 2000® Index on December 20, 2017 was 1540.076.

The closing level of the PHLX Semiconductor Sector IndexSM on December 20, 2017 was 1285.44.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlyings, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Under this treatment:

•	a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.

Under this treatment, upon a redemption of the securities, including at maturity, you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received upon redemption or at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive). If you dispose of the securities prior to their maturity (or earlier redemption), you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2017 or 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement, may receive varying discounts and commissions of up to $6.25 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse